Exhibit 10.1

FANNIE MAE
SUPPLEMENTAL PENSION PLAN OF 2003

4.2.	No Liability of Committee Members	8
4.3.	Claims Procedures	9

	ARTICLE V.

	MISCELLANEOUS	9

5.1.	General Creditor Status	9
5.2.	Change in Control or other Discontinuance	10
5.3.	Non-Alienation of Benefits	10
5.4.	Payments to Individuals other than Participants	10
5.5.	Amendment or Termination	10
5.6.	Governing Law	11
5.7.	Taxes	11
5.8.	Other Plans	11
5.9.	Captions	12

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FANNIE MAE
SUPPLEMENTAL PENSION PLAN OF 2003

ARTICLE I.

PURPOSE

     1.1. Establishment. Fannie Mae (the “Corporation”) establishes this Fannie Mae Supplemental Pension Plan of 2003 for the benefit of eligible employees of the Corporation and their beneficiaries. This Plan became subject to Part 1 of Subtitle B of Title I of ERISA for purposes of 29 CFR § 2520.104-23 on the date of execution (August 4, 2003) but with retroactive effect as hereinafter provided.

     1.2. Purpose. The Corporation intends by the adoption of this Plan to advance its interests by enhancing retirement benefits for a select group of the Corporation’s managerial or highly compensated employees. The Plan supplements benefits provided under the Corporation’s Retirement Plan for Employees Not Covered Under Civil Service Retirement Law and, in the case of some participants, benefits provided under other supplemental plans.

     1.3. Compliance. This Plan is intended to be unfunded for purposes of the Code and Title I of ERISA and to constitute a so-called “top hat” plan as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and shall be construed accordingly.

ARTICLE II.

DEFINITIONS

     When used herein, the following terms shall have the following meanings:

     2.1. “Board” means the Board of Directors of the Corporation.

     2.2. “Code” means the Internal Revenue Code of 1986, as from time to time amended and in effect.

     2.3. “Committee” means the Benefit Plans Committee of the Corporation or any successor committee.

     2.4. “Corporation” means Fannie Mae.

     2.5. “Earnings” has the meaning provided in the Retirement Plan.

     2.6. “Effective Date” means the date specified in Section 1.1.

     2.7. “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended and in effect.

     2.8. “Executive” means, except as hereinafter provided, any regular employee of the Corporation who was an officer or officer equivalent (as determined by the Committee) of the Corporation prior to January 1, 2003 and is still employed by the Corporation (whether or not in an officer or officer equivalent position) on January 1, 2003 and any other regular employee of the Corporation who is or becomes an officer or officer equivalent of the Corporation (including for this purpose a Chief or Managing Director of the eBusiness division of the Corporation) on or after January 1, 2003. The Committee shall have discretion to determine “regular employee” and officer or officer equivalent status for purposes of this Plan.

     2.9. “Participant” means any Executive of the Corporation who is (or following retirement or other termination would be) entitled to receive a benefit under this Plan.

     2.10. “Plan” means this Fannie Mae Supplemental Pension Plan of 2003.

     2.11. “Qualified Plan Benefit” means the monthly normal, early, deferred, vested, disability or preretirement survivor annuity benefit, as the case may be, payable with respect to a Participant under the Retirement Plan.

     2.12. “Retirement Plan” means the Federal National Mortgage Association Retirement Plan for Employees Not Covered Under Civil Service Retirement Law, as from time to time amended and in effect.

     2.13. “Supplemental Pension Plan Benefit” means the monthly benefit payable to a Participant under the Federal National Mortgage Association Supplemental Pension Plan.

     2.14. “Unrestricted Benefit” means the monthly normal, early, deferred, vested, disability or preretirement survivor annuity benefit, as the case may be, that would be payable to a Participant under the Retirement Plan if: (a) the terms of the Retirement Plan included solely to comply with Sections 401(a)(17) and 415 of the Code were disregarded; and (b) Earnings (determined without regard to the terms of the Retirement Plan included solely to comply with Section 401(a)(17) of the Code) were increased by the amount of any bonus under the Annual Incentive Plan earned by the Participant while such Participant was an Executive, even if prior to the Effective Date, subject, however, to the following additional rules:

(i)	The amount of the Annual Incentive Plan bonus taken into account for purposes of calculating a Participant’s Unrestricted Benefit shall not exceed 50% of the Participant’s Earnings for the calendar year for which such bonus was earned.

(ii)	The amount of the Annual Incentive Plan bonus taken into account for any calendar year (as limited pursuant to clause (i) above) shall be treated as having been earned in equal monthly installments over the course of such year (taking into account all months of employment for the Corporation, whether or not as an Executive, but disregarding periods prior to commencement of employment or following termination of employment) for purposes of determining, under Section 2.14(b) above, (A) the portion of such bonus added to Earnings for any month, and (B) whether such bonus was earned by the Participant while an Executive.

(iii)	If a Participant is not an Executive for a full calendar year, the Earnings taken into account in applying the 50% limitation under clause (i) above shall be the Participant’s Earnings for those full months during which he or she was an Executive.

ARTICLE III.

ELIGIBILITY AND PARTICIPATION

     3.1. Eligibility. Subject to the following provisions of this Section 3.1, each Executive shall be a Participant unless the Committee determines that his or her eligibility or continued eligibility to participate would jeopardize this Plan’s status as a “top hat” plan for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. If the Committee determines that any Executive’s eligibility or continued eligibility to participate in the Plan would jeopardize the Plan’s status as a “top hat” plan, it may exclude the Executive from the Plan, including retroactively; provided, that if any such action reduces or eliminates the Executive’s then vested accrued benefit, if any, under this Plan, the Corporation shall pay to the Executive the actuarial present value of the amount of such reduction, as determined by the Committee on the basis of such reasonable actuarial assumptions as it shall prescribe. As a condition of initial and continued participation in this Plan, an eligible Executive must complete and submit to the Committee such forms as may be required by the Committee, including, but not limited to, authorization to withhold from other compensation payable by the Corporation to the Executive any applicable taxes resulting from participation in this Plan.

     3.2. Benefits. A Participant who is receiving a Qualified Plan Benefit shall receive a monthly benefit under this Plan equal to the Participant’s Unrestricted Benefit reduced (but not below zero) by the sum of (i) the Participant’s Qualified Plan Benefit; (ii) the Participant’s Supplemental Pension Plan Benefit, and (iii) the actuarial equivalent, as determined by the Committee on the basis of such reasonable actuarial assumptions as it shall prescribe, of the Participant’s monthly benefits under the Executive Pension Plan of the Federal National Mortgage Association. If there is an assignment of any portion of the Participant’s Qualified Plan Benefit pursuant to a “qualified domestic relations order” (as defined in Section 206(d)(3) of ERISA) or if there is an assignment or purported assignment of any portion of any benefit described in clauses (ii) or (iii) above, the offset described in clause (i) above and/or the offsets described in clauses (ii) and (iii) above, as applicable, shall be determined as if there had been no such assignment. All reductions described in this Section 3.2 shall be determined by the Committee in its sole discretion.

     3.3. Cost of Living Adjustments to Retirement Plan. A cost of living adjustment to Qualified Plan Benefits shall automatically adjust the amount of benefits payable under this Plan, unless the Compensation Committee of the Board or the Committee determines otherwise.

     3.4. Timing and Form of Benefit Payments. Benefits under this Plan (including any survivor benefit) shall be paid in the same annuity form, with the same commencement date and subject to the same suspensions or terminations, if any, as the Participant’s Qualified Plan Benefit, and any survivor benefit portion of a Participant’s benefit under this Plan shall be paid to the person to whom the survivor portion of the Participant’s Qualified Plan Benefit is payable; provided, that in applying the provisions of this sentence, that portion, if any, of the Qualified Plan Benefit that has been assigned to an “alternate payee” (as that term is defined in Section 206(d)(3) of ERISA) under a “qualified domestic relations order” (as therein defined) shall be disregarded. Notwithstanding the foregoing, if the Committee determines that a Participant’s or beneficiary’s election of the form or timing of his or her Qualified Plan Benefit, if applied to his or her benefit under this Plan, would result in an unintended acceleration of income recognition for income tax purposes to the Participant or beneficiary with respect to his or her benefit under this Plan, the Committee may prescribe alternative form and timing rules for the benefit payable under this Plan.

ARTICLE IV.

ADMINISTRATION

     4.1. Administration. This Plan shall be administered by the Committee. The Committee shall have all discretionary power and authority necessary to carry out the provisions of this Plan and to make all determinations hereunder, including, without reservation, the discretionary authority to interpret the provisions of this Plan and to make determinations as to eligibility and benefits. The Committee may delegate to other persons such administrative functions under the Plan as it determines.

     4.2. No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each employee, officer or director of the Corporation to whom any duty or power relating to the administration or interpretation of this Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with this Plan unless arising out of such individual’s own fraud or bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against the Committee or any member of the Committee.

     4.3. Claims Procedures. The Committee shall prescribe, consistent with the requirements of Section 503 of ERISA, such procedures as it deems appropriate for the processing of claims and the review of denied claims.

ARTICLE V.

MISCELLANEOUS

     5.1. General Creditor Status. To the extent that any person acquires a right to receive payments from the Corporation under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation, and such person shall have only the unsecured promise of the Corporation that such payment shall be made. All payments to be made hereunder shall be paid from the general funds of the Corporation, and no special or separate fund shall be established, and no segregation of assets shall be made, to assure payment of such amounts. Participants shall have no right, title or interest in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. All such assets shall be the property solely of the Corporation and shall be subject to the claims of the Corporation’s unsecured general creditors.

     5.2. Change in Control or other Discontinuance. The obligations of the Corporation under this Plan shall be binding upon any successor corporation.

     5.3. Non-Alienation of Benefits. No Participant or other person entitled to benefits under this Plan may alienate, anticipate, commute, sell, assign, transfer, pledge, encumber or otherwise convey the right to receive any such benefit, or any other rights under this Plan, nor shall any payments under this Plan or rights thereto be subject to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency or otherwise. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void and of no effect. For the avoidance of doubt, no “alternate payee” under a “qualified domestic relations order” (as those terms are defined in Section 206(d)(3) of ERISA) shall be eligible to receive a benefit under this Plan, whether by purported assignment or otherwise.

     5.4. Payments to Individuals other than Participants. If any individual to whom any amount is payable under this Plan has been declared by a court of law incompetent and unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such individual or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee so directs the Corporation, be paid to his or her spouse, child, a relative or such other person as the Committee determines. Any such payment shall be a complete discharge of the liability of this Plan for such benefit and of the Corporation’s liability with respect thereto.

     5.5. Amendment or Termination. The Compensation Committee of the Board, with prospective or retroactive effect, may amend, suspend or terminate this Plan or any portion thereof at any time. The Compensation Committee of the Board delegates to the Committee the authority to adopt amendments that may be necessary or appropriate to facilitate the administration, management and interpretation of this Plan or to conform this Plan thereto, provided that such amendment by the Committee does not significantly affect the cost to the Corporation of maintaining the Plan. However, no amendment, suspension or termination of the Plan shall, without the consent of a Participant, impair or adversely affect the Participant’s vested benefits accrued under the Plan as of the date of such action (determined as if that Participant then employed had terminated his or her employment as of the date of such amendment, suspension or termination).

     5.6. Governing Law. This Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the District of Columbia except to the extent such laws are preempted by ERISA or other federal law.

     5.7. Taxes. All payments under this Plan shall be subject to reduction and shall be reduced by the amount of applicable tax withholdings. If any tax becomes due with respect to an accrued benefit under this Plan prior to payment, the Corporation may make such arrangements, including withholding from other compensation and/or a reduction of benefits hereunder, as the Committee deems appropriate to satisfy any withholding obligation of the Corporation with respect thereto. The Corporation does not represent or guarantee that any particular federal, state or local, income, payroll, personal property or other tax consequences will result from participation in this Plan.

     5.8. Other Plans. Benefits payable under this Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing benefits to which he or she may be entitled under any other plan or arrangement of the Corporation.

Notwithstanding any provision of this Plan to the contrary, no benefit (or portion of a benefit) shall be payable as a result of participation in this Plan to the extent a benefit is payable to or on behalf of such Participant under a plan, program or agreement with purposes similar to those of this Plan and the payment of the benefit (or portion of such benefit) under this Plan would provide a benefit to or on behalf of the Participant which duplicates the benefit payable under such other plan, program or agreement.

     5.9. Captions. The captions preceding the Sections of this Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision of this Plan.